Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust

Declares October Cash Distribution

FORT WORTH, Texas, October 19, 2018 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $3,518,388 or $0.075488 per Unit, based primarily upon production during the month of August 2018, subject to certain adjustments for prior months, and a reversal for prior capital expenditures (including interest) erroneously charged to the Trust for the month of July 2018. The distribution is payable November 15, 2018, to Unit Holders of record as of October 31, 2018.

Based upon information provided to the Trust by the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), gas production for the Subject Interests totaled 2,530,624 Mcf (2,811,804 MMBtu) for August 2018, as compared to 3,038,035 Mcf (3,375,595 MMBtu) for July 2018. Dividing revenues by production volume yielded an average gas price for August 2018 of $2.25 per Mcf ($2.02 per MMBtu), as compared to an average gas price for July 2018 of $1.77 per Mcf ($1.59 MMBtu).

Hilcorp’s royalty payment calculation includes a $2.37 million reversal of capital expenditures for certain well recompletions that were erroneously charged to the Trust, plus interest. The Trust will replenish its cash reserves by $97,909, which is the amount utilized last month to pay the Trust’s administrative expenses.

Hilcorp has advised the Trust that for the reporting month of August 2018, oil and gas production was accrued based on actual production volumes, including an estimate of $169,000 for non-operated revenue. For the month ended August 2018, Hilcorp reported to the Trust lease operating expenses and property taxes of $2,549,734 and severance taxes of $799,051. There were no capital costs charged to the Trust for the reporting month of August. Hilcorp is reviewing its Revised 2018 Capital Expenditure Plan that the Trust disclosed on September 20, 2018, to determine how much of the disclosed future capital expenses would remain attributable to the Trust. The Trust intends to continue to disclose promptly such information to its Unit Holders following receipt and verification.

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “expects,” “estimates,” “anticipates,” “should,” “plan,” “intend,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

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